Exhibit (h)(6)

DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

Schedule A
Funds

Date Last Amended: December 15, 2025

VELA Large Cap Plus Fund

VELA Small Cap Fund

VELA Small-Mid Cap Fund

VELA Income Opportunities Fund